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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-XXXXX) and related Prospectus of ATMI, Inc. for the registration of 369,505 shares of its common stock and to the incorporation by reference therein of our report dated February 7, 2000, with respect to the consolidated financial statements and related schedule of ATMI, Inc. included in its Annual Report on Form 10-K/A for the year ended December 31, 1999 and our report dated September 19, 2000, with respect to the supplemental consolidated financial statements and related schedule of ATMI, Inc. included in its Current Report on Form 8-K/A dated July 7, 2000, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP
Stamford, Connecticut
September 19, 2000